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Exhibit 99.2

Golf Trust of America, Inc.
(AMEX: GTA)

Golf Trust of America Lender Demands Payment Under Its Credit Facility

    CHARLESTON, SC, May 23, 2001—Golf Trust of America, Inc. (AMEX:GTA) announced today that the lenders to its operating partnership gave notice yesterday afternoon that they are accelerating the outstanding debt under two of its credit agreements. As previously reported, the lenders assert that the operating partnership is currently in default under both agreements due to its failure to comply with several covenants. As a result, the lenders now assert that the outstanding balance is immediately due and payable by the operating partnership, in addition to all other amounts owed under the agreements. The lenders also demand full payment for the outstanding debt and other amounts due from the operating partnership's guarantors, which include Golf Trust of America, Inc. and certain other of its affiliates.

    In addition, Bank of America, N.A., the administrative agent under the agreements, obtained a court order yesterday which enjoins certain of the rights of the operating partnership until a preliminary injunction hearing, which is set for May 31, 2001.

    The Company reports that negotiations with Bank of America, N.A. and the other lenders are ongoing. Furthermore, all interest has been paid in full on a current basis and a portion of the proceeds from asset sales has been used as a partial pay-down on the outstanding principal balance.

    Golf Trust of America, Inc. is a real estate investment trust involved in the ownership of high-quality golf courses in the United States. The Company currently owns an interest in 37.5 (eighteen-hole equivalent) golf courses.

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    Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors including general economic conditions, competition for golf course acquisitions, the availability of equity and debt financing, interest rates and other risk factors as outlined in the Company's SEC reports.

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